UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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      In re                         :

HOME HOLDINGS INC.,                 :  Chapter 11
                                       Case No. 98 B 40319 (JHG)
                  Debtor.           :

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            FINDINGS OF FACT AND CONCLUSIONS OF LAW RELATING TO, AND
            ORDER UNDER 11 U.S.C. ss. 1129(a) AND (b) CONFIRMING, THE
          REVISED THIRD AMENDED AND RESTATED PLAN OF REORGANIZATION OF
           HOME HOLDINGS INC. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                                    RECITALS

            WHEREAS, Home Holdings Inc., debtor and debtor-in-possession ("Home Holdings" or the "Debtor"), filed with the Court its plan of reorganization, dated January 15, 1998 (the "Original Plan"), and related disclosure statement, dated January 15, 1998; and

            WHEREAS, on January 15, 1998, the Court entered orders that (i) approved the form of notice of the Confirmation Hearing (the "Confirmation Hearing Notice"), (ii) established certain procedures for publication of the Confirmation Hearing Notice and for filing and service of objections to the Plan (as hereinafter defined), (iii) established solicitation, voting, and tabulation procedures and deadlines (collectively, the "Procedures Orders"), and (iv) fixed April 3, 1998 as the date for the hearing to consider confirmation of the Original Plan; and

            WHEREAS, on March 6, 1998, the Debtor filed with the Court its Amended Plan of Reorganization, dated March 3, 1998 (the "First Amended Plan"), and its Amended Disclosure Statement dated March 3, 1998 (the "Disclosure Statement"); and

            WHEREAS, notice of a hearing on the Disclosure Statement was served upon all parties required by the


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Procedures Orders on January 23, 1998 and published in national editions of The
New York Times and the Wall Street Journal on January 30, 1998, as set forth in the affidavits of Jeanne M. Carr, sworn to on January 29, 1998 and February 27, 1998, respectively; and

            WHEREAS, on March 4, 1998, the Court entered an order that, among other things, approved the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement Order"); and

            WHEREAS, the Confirmation Hearing Notice, the Disclosure Statement, the First Amended Plan, and solicitation letters (the "Solicitation Letters") from the Official Committee of Unsecured Creditors (the "Creditors' Committee") and the prepetition committee of holders of Home Holdings' Senior Notes(1) (the "Senior Noteholders' Committee") were transmitted on or before March 6, 1998 to all holders of Claims (as defined in section 101(5) of the Bankruptcy Code) and Equity Interests and other parties in interest in accordance with Bankruptcy Rule 3017(d) and the Procedures Orders, as set forth in the affidavit of Jeanne
M. Carr,

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(1)     All capitalized terms are defined herein or in Appendix A hereto.


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Senior Vice President of MacKenzie Partners, the Debtor's Information and
Tabulation Agent, sworn to on May 15, 1998 (the "First Carr Affidavit"), and the Confirmation Hearing Notice was published in the national editions of each of the New York Times and the Wall Street Journal on March 6, 1998, as set forth in the affidavit of publication, sworn to on May 29, 1998 (the "Publication Certification"); and

            WHEREAS, on or about March 27, 1998, Whitman Corporation ("Whitman") filed with the Court a motion to intervene in the Chapter 11 Case (the "Motion to Intervene"); and

            WHEREAS, the Court held a hearing on the Motion to Intervene on April 17, 1998; and

            WHEREAS, the Court denied the Motion to Intervene by order dated April 24, 1998 (the "April 24 Order") on the grounds that Whitman was not a party in interest and had an adequate remedy in State Court; and

            WHEREAS, on April 3, 1998, the Court fixed April 29, 1998 as the adjourned date for the hearing to consider confirmation of the First Amended Plan; and

            WHEREAS, on April 17, 1998, Whitman filed an action in the Supreme Court of the State of New York


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seeking, among other things, to enjoin The Home Insurance Company ("Home
Insurance") from participating in certain transactions under the Plan, which action Home Insurance removed to the District Court for the Southern District of New York on the grounds that it was related to this bankruptcy; and

            WHEREAS, on April 19, 1998, the Plan Supplement was filed with the Court and thereafter amended by the Amended Plan Supplement and the Second Amended Plan Supplement, which were filed with the Court on May 15, 1998 and May 29, 1998, respectively, as amended on June 3, 1998 (as modified, supplemented or amended, the "Plan Supplement"); and

            WHEREAS, on April 29, 1998, the Debtor filed a motion under 11 U.S.C. ss. 1127 and Fed. R. Bankr. P. 3019 for an order determining that modifications to the First Amended Plan should be deemed accepted by parties who previously accepted the First Amended Plan, that the Disclosure Statement contains adequate information for the modifications to the First Amended Plan, and that no resolicitation of votes is required (the "Modification Motion"); and


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

            WHEREAS, on April 29, 1998, the Debtor filed with the Court its Second Amended Plan of Reorganization, dated April 29, 1998 (the "Second Amended Plan"); and

            WHEREAS, on April 29, 1998, the Court fixed May 26, 1998 as the adjourned date to consider confirmation of the Second Amended Plan; and

            WHEREAS, the Modification Motion and the Second Amended Plan were transmitted on April 29, 1998 to all holders of Claims and Equity Interests and other parties in interest in accordance with the Procedures Orders, as set forth in the affidavit of Jeanne M. Carr, Senior Vice President of MacKenzie Partners, the Debtor's Information and Tabulation Agent, sworn to May 22, 1998 (the "Second Carr Affidavit"); and

            WHEREAS, Whitman filed a notice of appeal from the April 24 Order on or about May 4, 1998, and requested a stay pending appeal at a hearing before the Court on May 15, 1998, when the Court orally denied such motion and sua sponte vacated the April 24 Order with the consent of the Plan Proponents because Home Insurance's removal of Whitman's State Court action left Whitman without a forum to be heard prior to the Confirmation Hearing; and


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            WHEREAS, on May 15, 1998, the Debtor filed the First Carr Affidavit certifying the results of the ballot and master ballot tabulation for the classes of claims voting to accept or reject the First Amended Plan; and

            WHEREAS, on May 22, 1998, the Debtor filed its Third Amended Plan and served a copy thereof upon all parties which had filed notices under Fed. R. Bankr. P. 2002 (the "2002 List"); and

            WHEREAS, on May 26, 1998, the Court fixed June 1, 1998 as the adjourned date for the hearing to consider confirmation of the Debtor's Third Amended and Restated Plan, which plan was filed with the Court and served upon the 2002 List on May 29, 1998; and

            WHEREAS, on May 27, 1998, the Court entered an order vacating the April 24 Order, granting the Motion to Intervene, and denying Whitman's motion for a stay pending appeal as moot; and

            WHEREAS, objections to confirmation of the Plan were filed by AmBase Corporation ("AmBase"), Dr. Seymour Licht ("Licht"), the Pension Benefit Guaranty Corporation ("PBGC"), The Bank of New York ("BNY"), James D. Weadock, an


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

individual shareholder of the Debtor ("Weadock"), and Whitman; and

            WHEREAS, pursuant to section 1128(a) of the Bankruptcy Code, the Court held a hearing commencing on June 1, 1998 (the "Confirmation Hearing") to consider confirmation of the Debtor's Third Amended and Restated Plan; and

            WHEREAS, at the Confirmation Hearing, AmBase, the PBGC, and BNY each withdrew their respective objections to confirmation of the Plan; and

            WHEREAS, at the Confirmation Hearing, the Court granted AmBase's oral motion to change its vote to vote to accept the Plan as a holder of a Class 9 Claim; and

            WHEREAS, on June 3, 1998, the Debtor filed its Revised Third Amended and Restated Plan (as modified, supplemented, or amended, together with the Plan Supplement, the "Plan").

            NOW, THEREFORE, based upon the Court's review of the affidavits previously filed with the Court, including the First Carr Affidavit, the Second Carr Affidavit, and the Publication Certification; and upon the Modification Motion; and upon the record of the Confirmation Hearing before the


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Court on June 1, 2, 3, and 4, 1998; and appearances having been noted on the record of the Confirmation Hearing by (i) Skadden, Arps, Slate, Meagher & Flom, LLP, counsel for Home Holdings, (ii) Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Zurich Group, (iii) Anderson Kill & Olick, counsel for the Creditors' Committee, (iv) Simpson Thacher & Bartlett, P.C., counsel for the Trygg-Hansa Group, (v) Dewey Ballantine LLP, counsel for Home Insurance, (vi) White & Case, counsel for the New Hampshire Department of Insurance, (vii) Roger
M. Moak, Esq., General Counsel of Risk Enterprise Management Limited, (viii) Luskin & Stern, counsel for BNY, (ix) Kartar S. Khalsa, Esq. for the Office of General Counsel of the PBGC, (x) Pryor, Cashman, Sherman & Flynn, counsel for AmBase, (xi) Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., counsel for Whitman, and (xii) Paul Schwartzberg, Esq., for Carolyn S. Schwartz, Esq., the United States Trustee; and AmBase, BNY, and the PBGC having each withdrawn their respective objections at the Confirmation Hearing; and the Court having considered the memoranda in support of confirmation of the Plan filed by Home Holdings and the Creditors' Committee, and the objections to confirmation to the Plan filed by Whitman,


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Licht, and Weadock; and the Court having considered the testimony proffered or adduced at the Confirmation Hearing in support of confirmation of the Plan, including the proffer of Richard H. Hershman ("Hershman") and the testimony of Hershman, Paul Eric Siegert, and David Nichols, the exhibits admitted into evidence at the Confirmation Hearing, the evidence adduced at the Confirmation Hearing by Whitman in opposition to confirmation of the Plan, including the cross-examination of the aforesaid witnesses, and the arguments of counsel presented at the Confirmation Hearing; and upon the entire record of the Chapter 11 Case; and after due deliberation thereon;

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED that(2)

            1. Modification Motion.

            The Modification Motion is deemed to apply to the Plan. The modifications to the First Amended Plan as set

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(2)   Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed.
      R. Bankr. P. 7052.


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

forth in the Plan constitute changes that do not materially adversely affect any creditor, Equity Interest holder, or other party in interest. As such, under Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

            2. Core Proceeding (28 U.S.C. ss. 157(b)(2)). Confirmation of the Plan is a core proceeding under 28 U.S.C. ss. 157(b)(2).

            3. Transmittal And Mailing Of Materials; Notice. The Disclosure Statement, the First Amended Plan, the Ballots, the Confirmation Hearing Notice, the Solicitation Letters, the Second Amended Plan, and the Modification Motion were transmitted and served in compliance with the Procedures Orders and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the hearing on the Disclosure Statement, the Confirmation Hearing, the hearing


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

on the Modification Motion, and hearings described in the Procedures Orders was given in compliance with the Bankruptcy Rules and the Procedures Orders, and no further notice is required.

            4. Plan Compliance With Bankruptcy Code (11 U.S.C. ss. 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, thereby satisfying 11 U.S.C. ss. 1129(a)(1).

                  (a) Proper Classification (11 U.S.C. ss.ss. 1122, 1123(a)(1)). The Plan designates eight (8) Classes of Claims(3) and one (1) Class of Equity Interests. The Claims and Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests, as the case may be, in each such Class, and such classification is therefore consistent with section 1122 of the Bankruptcy Code. Valid business and legal reasons exist for the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Equity Interests. Specifically, Classes 5, 6, and

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(3)   Class 4 consists of five subgroups constituting a single Class of Claims designated as Group 4-A, 4-B, 4- C, 4-D, and 4-E. Class 9 consists of two subgroups constituting a single Class of Claims designated as Group 9-A and 9-B.


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7 are classified separately from other Unsecured Claims to take into account contractual subordination provisions and to give effect to the negotiated compromises achieved among the Debtor and the principal parties involved in the formulation of the Plan. Class 9 is classified separately from other Unsecured Claims because of the unique issues of AmBase pertaining to AmBase's Claims. In addition, in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides for a Class of General Unsecured Claims of $2,000 or less. This Class is reasonable and necessary for administrative convenience. Thus, valid legal and business reasons exist for separate classification of Classes 5, 6, 7, and
9. Thus, the Plan satisfies section 1123(a)(1) of the Bankruptcy Code.

                  (b) Specified Treatment Of Unimpaired Classes (11 U.S.C. ss. 1123(a)(2)). The Plan specifies that Classes 1, 2, and 3 are not impaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

                  (c) Specified Treatment Of Impaired Classes (11 U.S.C. ss. 1123(a)(3)). Sections 3.4 (impaired Claims) and 3.5 (impaired Claims and Equity Interests) and Article IV of the Plan specify the treatment of impaired Classes 4,


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5, 6, 7, 8, and 9, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                  (d) No Discrimination (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                  (e) Implementation Of The Plan (11 U.S.C. ss. 1123(a)(5)).
Article VIII of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                  (f) Nonvoting Equity Securities (11 U.S.C. ss. 1123(a)(6)). Pursuant to Section 7.4 of the Plan, Reorganized Home's Amended Certificate of Incorporation prohibits the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. The holders of shares of New Common Stock, after the Effective Date, will vote as a single class on the basis of one vote per share of New Common Stock.

                  (g) Selection Of Officers And Directors


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(11 U.S.C. ss. 1123(a)(7)). The provisions of the Plan and the Amended
Certificate of Incorporation regarding the manner of selection of officers and directors of Reorganized Home are consistent with the interests of creditors and Equity Interest holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. Specifically, Section 7.3(a) of the Plan provides that the initial Board of Directors of Reorganized Home shall consist of two individuals, whose names were disclosed in the Plan Supplement filed on April 19, 1998. Each of the members of such initial Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Home or their earlier resignation or removal in accordance with the Amended Home Certificate of Incorporation or Amended Home Bylaws, as the same may be amended from time to time. Section 7.3(b) identifies the individuals who shall serve as the initial officers of Reorganized Home on and after the Effective Date.

            The board of directors shall have the responsibility for the management, control, and operation of Reorganized Home after the Effective Date.


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

                  (h) Impairment Of Classes (11 U.S.C. ss. 1123(b)(1)). In accordance with section 1123(b)(1) of the Bankruptcy Code, Articles III and IV of the Plan impair and leave unimpaired, as the case may be, each class of Claims and Equity Interests under the Plan.

                  (i) The Assumption Of Executory Contracts (11 U.S.C. ss. 1123(b)(2)). The Plan constitutes a motion by the Debtor to assume, as of the Effective Date, all executory contracts to which the Debtor is a party, except for any executory contract (i) which has been assumed pursuant to an order of the Court prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Court entered prior to the Confirmation Date, or (iii) which is set forth in Schedule 6.1(a)(x) (executory contracts), which schedule is included in the Plan Supplement. The Debtor's decision regarding the assumption or rejection of the executory contracts is based on and is within the sound business judgment of the Debtor, is in the best interests of the Debtor, its estate, and its creditors and Equity Interest holders. The Plan accordingly complies with section 1123(b)(2) of the Bankruptcy Code.


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

                  (j) Retention, Enforcement And Settlement Of Claims Held By The Debtor (11 U.S.C. ss. 1123(b)(3)). Pursuant to section 1123(b)(3) of the Bankruptcy Code, Section 8.6 of the Plan provides that except as otherwise provided in the Plan, Reorganized Home will retain and may prosecute any and all causes of actions accruing to the Debtor and Debtor-in-Possession, including, without limitation, actions under sections 544, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code for the benefit of Reorganized Home in accordance with the provisions of the Plan. Reorganized Home may pursue such retained causes of action as it shall determine in its sole and absolute discretion in accordance with the provisions of the Plan.

            5. The Debtor's Compliance With The Bankruptcy Code (11 U.S.C. ss. 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.
Specifically:

                  (a) Home Holdings is a corporation organized under the laws of the State of Delaware, and is a proper debtor under section 109 of the Bankruptcy Code.


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

                  (b) On January 15, 1998, Home Holdings filed a Chapter 11 petition pursuant to section 301 of the Bankruptcy Code.

                  (c) The Court has jurisdiction over this Chapter 11 case pursuant to 28 U.S.C. ss. 1334.

                  (d) Venue of this case is proper in this district pursuant to 28 U.S.C. ss. 1408.

                  (e) Home Holdings is a proper proponent of the Plan pursuant to section 1121(a) of the Bankruptcy Code.

            6. Plan Proposed In Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.

            7. Payments For Services Or Costs And Expenses (11 U.S.C. ss. 1129(a)(4)). Any payment made or to be made by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.


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

            8. Directors, Officers, And Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. To the extent known at this time, the Debtor has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Reorganized Home.

            9. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). No governmental regulatory commission has jurisdiction over the rates charged by Home Holdings. Thus, the Plan does not provide for the change in any rates which require regulatory approval, thereby satisfying section 1129(a)(6) of the Bankruptcy Code.

            10. Best Interests Of Creditors Test (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. Specifically:

                  (a) The liquidation analysis contained in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing have not been controverted by other evidence.

                  (b) Each holder of a Claim or holder of an Equity Interest in each impaired Class either has accepted


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

the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under section 1111(b)(2) of the Bankruptcy Code.

            11. Acceptance By Certain Classes (11 U.S.C. ss. 1129(a)(8)). Except for the Classes set forth in paragraph 18 below, each Class of Claims has accepted the Plan, or is not impaired under the Plan and therefore is conclusively presumed to have accepted the Plan without the need for solicitation of acceptances or rejections with respect to such Class. Because not all impaired Classes of Claims and Equity Interests have accepted the Plan or are deemed to have accepted the Plan, the requirements of section 1129(a)(8) have not been met, thus requiring application of section 1129(b) of the Bankruptcy Code. The holder of Class 7 Senior Subordinated Note Claims, Zurich Home Investments Limited ("ZHIL"), has consented to its treatment under the Plan, providing that ZHIL will not


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

receive or retain any property or interest in property on account of its Senior Subordinated Note Claims.

            12. Treatment Of Administrative And Tax Claims (11 U.S.C. ss. 1129(a)(9)). The treatment of Administrative Expense Claims and Other Priority Claims under Sections 2.1 and 4.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

            13. Acceptance By Impaired Classes (11 U.S.C. ss. 1129(a)(10)). At least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtor holding a Claim in such Class, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

            14. Feasibility (11 U.S.C. ss. 1129(a)(11)). Based upon the evidence proffered or adduced at or prior to the Confirmation Hearing, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Home Holdings or any successor


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to Home Holdings, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

            15. Payment Of Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable under 28 U.S.C. ss. 1930 have been paid or will be paid as Administrative Claims on the Effective Date pursuant to Section 12.8 of the Plan, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

            16. Continuation Of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)).
Section 6.4 of the Plan satisfies section 1129(a)(13) of the Bankruptcy Code, to the extent applicable. The Plan provides that, pursuant to the Pension Plan Agreement, effective on the date of consummation of the Acquisition Agreement, the Zurich Insurance Company shall assume The Home Insurance Company Retirement Plan and its related trust and become the sole sponsor thereof for the purpose of Title IV of the Employee Retirement Income Security Act of 1974, as amended.

            17. Identification Of Plan Proponent (Fed. R. Bankr. P. 3016(a)). As required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Plan proponent.

            18. Fair And Equitable; No Unfair Discrimination (11 U.S.C. ss. 1129(b)). Class 7 Senior Subordinated Note


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

Claims is an impaired Class of Unsecured Claims. Pursuant to section 1129(b) of the Bankruptcy Code, the Court finds that the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 7 Senior Subordinated Note Claims. Based on the evidence adduced or proffered at the Confirmation Hearing, the Court finds that the holder of the Class 7 Senior Subordinated Note Claims, ZHIL, has consented to the treatment of its Class 7 Senior Subordinated Note Claims under the Plan and has waived its right to enforce the subordination provisions against the Class 6 Junior Notes. Thus, there is no Claim or Interest that is junior to the Claims of Class 7 Senior Subordinated Note Claims that is receiving or retaining any property under the Plan on account of a junior Claim or Interest.

            Class 8 Equity Interests is an impaired Class of equity interests. Pursuant to section 1129(b) of the Bankruptcy Code, the Court finds that the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 8 Equity Interests. No holder of Claims or Interests junior to the Equity Interests of Class 8 Equity Interests will receive or retain any property under the Plan on account of such junior Claims or Interests and no Class of Claims senior to Class 8 Equity Interests is receiving more than full payment on account of the Claims in such Class.

            Thus, the Plan satisfies section 1129(b) as to each of the Classes described above. No other impaired Class has not accepted the Plan.

            19. Principal Purpose Of Plan (11 U.S.C. ss. 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. ss. 77e), and no governmental unit has objected to confirmation of the Plan other than PBGC, whose objection has been resolved.

            20. Objections. The objections to confirmation filed with the Court by AmBase, BNY, and the PBGC have been withdrawn. The objections to confirmation filed with the Court by Whitman, Licht, and Weadock are overruled by this Order.

            21. Successor Of Home Holdings. Reorganized Home will be the successor of Home Holdings.

            22. Exemption From Securities Laws (11 U.S.C. ss. 1145(a)). The issuance and distribution of (a) the New Common Stock, (b) the Earn Out Notes,
(c) the New Notes, and


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

(d) the Membership Units have been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid, and nonassessable. The offer and sale of the items described in (a) through (d) above are in exchange for Claims against the Debtor, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities," (I) the offering of such items is exempt and the issuance and distribution of such items will be exempt from
Section 5 of the Securities Act of 1933 and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities, and (II) all of the above-described items other than the Membership Units will be freely tradable by the recipients thereof, subject to (A) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, and


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

(B) the restrictions on the transferability of such securities and instruments.

            23. Transfers Of Property. (a) The revesting of property in Reorganized Home (i) is a legal, valid, and effective transfer of property, (ii) vests Reorganized Home with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order, (iii) does not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, and
(iv) does not and shall not subject Reorganized Home to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability;

                  (b) The transfer by Home Holdings of the shares of stock of Home Insurance to Home Insurance Holdings, LLC (i) is for fair consideration and value, (ii) is a legal, valid and effective transfer of property, (iii) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, (iv) does not and shall not subject Reorganized Home to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, (v) vests Home Insurance Holdings, LLC with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests.

                  (c) The transfer by Home Holdings of trademarks to Home Insurance (i) is for fair consideration and value, (ii) is a legal, valid and effective transfer of property, (iii) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, (iv) does not and shall not subject Reorganized Home to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, (v) vests Home Insurance with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests.

            24. Waiver Of Claims, Covenant Not To Sue, Injunction, And Releases. This Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code and section 105 of the Bankruptcy Code to approve the waiver of claims, covenant not to sue, injunction, and releases set forth in
Section 8.10 of the Plan.

            On the basis of the written record of this Chapter 11 Case and the evidence presented at the Confirmation Hearing, this Court finds and concludes that it has jurisdiction to approve the waiver of claims, covenant not to sue, the issuance of the injunction, and the releases set forth in Section 8.10 of the Plan and that such provisions of the Plan are consistent with sections 105, 524, 1123 and 1129 of the Bankruptcy Code. This Court also finds and concludes that the waiver of claims, covenant not to sue, the issuance of the injunction, and the releases set forth in Section 8.10 of the Plan are essential to the formulation and implementation of the Plan as provided in section 1123(a)(5) of the Bankruptcy Code and that all parties released under the Plan have contributed value to the Debtor's estate in consideration for such releases and would not have contributed such value absent such releases.

            25. No Liquidation. The Plan does not provide for the liquidation of all or substantially all of the property of Home Holdings.

            26. Conditions To Effectiveness. Each of the conditions to effectiveness set forth in Section 10.1 of the Plan has been satisfied, or may be satisfied or waived.

            27. Jurisdiction. The Court will retain jurisdiction over the matters set forth in Article XI of the Plan and to interpret and enforce the terms and provisions of the Class 4 Keepwell Agreement and the AmBase Keepwell Agreement.

            28. Waiver Of Federal Rule Of Civil Procedure 62(a). Fed. R. Civ. P. 62(a) shall not apply to this Confirmation Order.

                                     DECREES

NOW, THEREFORE, IT IS HEREBY ORDERED THAT,

            29. Modification Motion. (a) The Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code. The Modification Motion is granted in all respects and the Plan, as modified on June 3, 1998, is the Debtor's plan of reorganization before the Court.

                  (b) The modifications to the First Amended Plan as set forth in the Plan do not adversely change the treatment of any Claim of any creditor or the Equity Interest of any Equity Interest holder and, therefore, no further solicitation of votes is required and the Plan as modified is deemed accepted by all creditors and Equity Interest holders who have previously accepted the First Amended Plan.

                  (c) No further disclosure regarding the Plan is required.

            30. Confirmation. The Plan (with the Plan Supplement), a copy of which was filed on June 3, 1998, is hereby confirmed, and all acceptances and rejections previously cast for or against the First Amended Plan are hereby deemed to constitute acceptances or rejections of the Plan; provided, however, that AmBase's prior rejection of the First Amended Plan is hereby deemed to be an acceptance of the Plan.

            31. Objections. Each of the objections filed with the Court by Whitman, Licht, and Weadock to the Modifications Motion or to confirmation of the Plan and all reservations of rights included therein, are overruled.

            32. Executory Contracts. All executory contracts assumed by the Debtor under the Plan, which are listed on

Exhibit A hereto, shall be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized Home, notwithstanding any provision in such contract (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

            33. Discharge, Releases, And Injunction.

                  (a) Except as otherwise expressly provided in the Plan, including but not limited to Section 8.10(d) of the Plan, and in this Confirmation Order, Home Holdings is discharged and released effective on the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and Home Holdings' liability in respect thereof is extinguished completely, regardless of whether such debt was reduced to judgment, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, or arising from any agreement of Home Holdings that has been assumed or rejected in the Chapter 11 Case or pursuant to the Plan, including, without limitation, the Home Insurance Claim. Except as otherwise expressly provided in the Plan and in this Confirmation Order, on the Effective Date, any judgment at any time obtained, to the extent that such judgment is a determination of liability of Home Holdings with respect to any debt discharged hereunder, is hereby rendered null and void.

                  (b) The commencement or continuation of any action or the employment of process with respect to any Claim or debt discharged hereunder, or any act to collect, recover, or offset any debt discharged hereunder as a liability of Home Holdings, or from properties of Home Holdings, shall be, and hereby are, forever enjoined.

                  (c) Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Plan, in accordance with Section 12.4 of the Plan, (i) any "50-percent shareholder" of the Debtor within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended (the "IRC"), is permanently enjoined from claiming a worthless stock deduction with respect to its Equity Interest for any taxable year of such shareholder ending prior to the Effective Date and thereby causing an ownership change under section 382(g)(4)(D) of the IRC and (ii) Home Insurance is permanently enjoined from claiming the benefit of net operating loss carryovers reattributed from Home Insurance to the Debtor or Reorganized Home.

                  (d) In accordance with Section 8.1 of the Plan, except for any injunctions provided for in, or as otherwise provided by, the Plan, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date shall remain in full force and effect until the Effective Date, but shall be of no force and effect thereafter.

            34. Termination Of Subordination-Related Rights. On the Effective Date, all Subordination-Related Rights that the Senior Noteholders, Senior Working Capital Noteholders, Senior Subordinated Noteholders, and Junior Noteholders may have with respect to any distribution to be made pursuant to the Plan shall be, and hereby are, discharged and terminated, and all actions related to the enforcement of such Subordination-Related Rights shall be, and hereby are, permanently enjoined. Accordingly, such distributions will not be subject to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated Subordination-Related Rights.

            35. Binding Effect. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, in accordance with section 1141(a) of the Bankruptcy Code, the Plan, its provisions, and this Order shall be binding upon: (i) the Debtor; (ii) any entity acquiring or receiving property (including, without limitation, the New Notes, the Earn Out Notes, the Membership Units, and the New Common Stock) under the Plan; (iii) any party to an executory contract of the Debtor; (iv) any party to any document listed on Exhibit G to the Plan or attached as an exhibit (or form of which is attached) to the Plan or Disclosure Statement, or contained in the Plan Supplement, the names of which parties are listed on Exhibit B hereto to the extent any such party is not covered by clauses (i)-(iii) or (v) of this paragraph 35; and (v) any creditor or Equity Interest holder of the Debtor, whether or not the Claim or Equity Interest of such creditor or Equity Interest holder is impaired under the Plan and whether or not such creditor or Equity Interest holder has accepted the Plan.

            36. Revesting Of Property. In accordance with Section 8.5 of the Plan, except as otherwise expressly provided in the Plan, on the Effective Date, the Debtor will be vested with all of the property of the estate free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and Equity Interest holders, and may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Court; provided, however, that the Debtor shall continue as a debtor-in-possession under the Bankruptcy Code until the Effective Date, and, thereafter, the Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court, except from restrictions or any agreements set forth in the Plan.

            37. Provisions Relating To AmBase. (a) AmBase shall be, and is hereby, authorized to change its vote to accept the Plan and has voted to accept the Plan as a holder of a Class 9 Claim. On the Effective Date, the AmBase Claim shall be deemed an Allowed Claim in Group 9-A in the aggregate amount of $15.2 million.

                  (b) As expressly provided in the Plan, the Disputed Section 7.4(c)(iii) Claim shall not be discharged under section 1141(d)(1) of the Bankruptcy Code.

                  (c) On the Effective Date, any and all proofs of claim filed in this Chapter 11 Case by AmBase with respect to the Disputed Section 7.4(c)(iii) Claim, and all objections thereto, shall be deemed to be withdrawn and all proceedings in connection therewith dismissed.

                  (d) If the Disputed Section 7.4(c)(iii) Claim is due within 90 days after the Effective Date, AmBase shall not seek payment from Reorganized Home of the Disputed Section 7.4(c)(iii) Claim unless ZRCH has funded Reorganized Home under the AmBase Keepwell Agreement. Conversely, ZRCH shall make any payments that are required under the AmBase Keepwell Agreement that may be due within 90 days after the Effective Date.

                  (e) Pursuant to the AmBase Keepwell Agreement, the Court shall retain jurisdiction to interpret and enforce the terms and provisions of the AmBase Keepwell Agreement.

            38. General Authorizations. The Debtor is hereby authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code to execute and deliver, and take such action as is necessary to effectuate the terms of, the instruments, securities, agreements, and documents contemplated by the

Plan and related documents contemplated by the Plan and related documents in substantially the form of such instruments, securities, agreements, or documents attached as exhibits to the Plan or Disclosure Statement, or included in the Plan Supplement, or to be filed with the Court on or before the Effective Date, including all annexes and exhibits attached to those exhibits to the Plan or Disclosure Statement, those documents included in the Plan Supplement, and any other documents delivered in connection with those exhibits.

            39. Cancellation Of Old Common Stock. Effective as of the Effective Date, the Equity Interests shall be cancelled and be deemed null and void. Effective as of the Record Date (as hereinafter defined), no further transfers of the Senior Notes or the Equity Interests shall be recognized, and distributions on the Initial Distribution Date shall be made in accordance with the ownership records as of the close of business on February 16, 1998, the record date established by the Procedures Order (the "Record Date").

            40. Exemption From Stamp Taxes. (a) Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax.

                  (b) All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record upon presentation thereof, all instruments of transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by federal, state, or local law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

            41. Plan Classification Controlling. The classification of Claims and Equity Interests for purposes of payment of the distributions to be made under the Plan is governed solely by the terms of the Plan.

            42. Payment Of Administrative Claims. As provided in the Plan, each holder of an Allowed Administrative Expense Claim entitled to priority under section 507(a)(1) of the Bankruptcy Code shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such

Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, unless the holder of an Allowed Administrative Claim has agreed to different treatment.

            43. Payment Of Professional And Other Fees.

                  (a) Each professional retained in this Chapter 11 Case shall serve and file its final fee application within the period specified in Section
2.2 of the Plan unless otherwise extended by the Court.

                  (b) Each other entity, including the Senior Noteholders' Committee and BNY, as Indenture Trustee, seeking an award by the Bankruptcy Court for allowance for reimbursement of its fees and expenses under section 503(b) of the Bankruptcy Court shall file and serve an application within the period specified in Section 2.2 or 8.11 of the Plan, as applicable unless otherwise extended by the Court; provided, however, that this provision is not a finding that any party is entitled to allowance for reimbursement of its fees and expenses under section 503(b) of the Bankruptcy Code.

            44. Failure To Consummate Plan. In accordance with Section 10.2 of the Plan, if the Effective Date does not occur, then (a) the Plan, (b) any settlement or compromise in connection with the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), (c) assumption or rejection of executory contracts or unexpired leases pursuant to the Plan, (d) any document or agreement executed pursuant to the Plan, and (e) any actions, releases, waivers, or injunctions authorized by this Confirmation Order or any order in aid of consummation of the Plan shall be deemed null and void. In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Equity Interests by or against Home Holdings or any other Person, to prejudice in any manner the rights of Home Holdings or any Person in any further proceedings involving Home Holdings or otherwise, or to constitute an admission of any sort by Home Holdings or any other Person as to any issue, including, without limitation, issues relating to the ownership by or the rights of Home Holdings in all or any part of the property owned, sold, held by or in the possession of Home Holdings or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

            45. Tender Offer. As provided in the New Note Tender Offer Undertaking and the Plan, ZRCH shall offer to purchase the New Notes, and the New Note Tender Offer Undertaking is hereby approved.

            46. Retention Of Jurisdiction. The Court shall retain jurisdiction in accordance with the terms of Article XI of the Plan, the other provisions of this Confirmation Order, section 1142 of the Bankruptcy Code, and the provisions of the Class 4 Keepwell Agreement and the AmBase Keepwell Agreement. Until this Chapter 11 Case is closed, any party in interest may commence a proceeding in the Court in respect of any matter as to which jurisdiction has been retained.

            47. Reference To Plan. Any document related to the Plan that refers to a plan of reorganization of Home Holdings other than the Plan confirmed by this Confirmation Order shall be, and it hereby is, deemed to be modified such that such reference to a plan of reorganization of Home Holdings in such document shall mean the Plan confirmed by this Confirmation Order.

            48. Inconsistency. In the event of an inconsistency between the Plan and any other agreement, instrument, or document intended to implement the provisions of the Plan, the provisions of the Plan shall govern unless otherwise expressly provided for in such agreements, instruments, or documents. In the event of any inconsistency between the Plan and any agreement, instrument, or document intended to implement the Plan and this Confirmation Order, the provisions of this Confirmation Order shall govern. This Confirmation Order shall supersede any orders of the Court issued prior to the Effective Date that may be inconsistent herewith.

            49. Notice Of Entry Of Confirmation Order. In accordance with Bankruptcy Rules 2002 and 3020(c), on or before the Effective Date, Home Holdings (or its agents) shall give notice of the entry of this Confirmation Order, in substantially the form of Exhibit C annexed hereto (the "Notice of Confirmation"), together with a copy of this Confirmation Order in the form entered by the Court, by United States first class mail postage prepaid, by hand, or by overnight courier service to (a) the United States Trustee, (b) counsel for the Creditors' Committee appointed in this Chapter 11 Case, (c) counsel for the Zurich Group, (d) counsel for the Trygg-Hansa Group, (e) the Securities and Exchange Commission at Washington, D.C., (f) the District Director of Internal Revenue (Manhattan), (g) the United States Attorney for the Southern District of New York, (h) each department, agency, or instrumentality of the United States that asserts a non-tax claim against Home Holdings, (i) the United States Secretary of the Treasury, (j) the entities who requested notice of amendments to the Plan, the Disclosure Statement, and other documents or who objected to the Disclosure Statement or confirmation of the Plan, (k) entities who requested notices under Bankruptcy Rule 2002, (l) BNY (as the registrar, indenture trustee, subscription agent, or paying agent of the Home Holdings' debt securities, the "Indenture Trustee"),
(m) all creditors who have filed proofs of claim in the Chapter 11 Case or who are scheduled in Home Holdings' schedules of assets and liabilities, dated January 15, 1998, or any amendment or modification thereto, (n) all holders of Equity Interest of the Record Date, and (o) counsel for Whitman; provided however, that the giving of notice of the entry of this Confirmation Order to the holders of Claims (including beneficial holders) based on the debt securities of Home Holdings shall be sufficient if the Notice of Confirmation is sent to holders of record, as of such Record Date, of such debt securities and to the Indenture Trustee and published as set forth in paragraph 56 below.

            50. Returned Mail. Notwithstanding anything to the contrary contained herein, no notice or service of any kind will be required to be mailed or made upon any person to whom Home Holdings mailed a notice of the last date for filing proofs of claim in this Chapter 11 Case, the notice of the Disclosure Statement Hearing, or the various solicitation packages containing, among other things, notice of the Confirmation Hearing, but received any of such notices returned marked "undeliverable as addressed," "moved - left no forwarding address," or "forwarding order expired," or similar reason, unless Home Holdings has been informed in writing by such person of that person's new address.

            51. Publication Notice. The Debtor shall publish the Notice of Confirmation within ten business days after the Confirmation Date once each in the national editions of The New York Times and the Wall Street Journal in accordance with Chambers Rules.

Dated: New York, New York
       June 9, 1998


                                    /s/ Jeffry H. Gallet
                                    ------------------------------
                                    United States Bankruptcy Judge

In re Home Holdings Inc., Chapter 11 Case No. 98 B 40319 (JHG)

                                   APPENDIX A
                                       TO
                               CONFIRMATION ORDER

                                   Definitions

            As used in this Confirmation Order, the following terms have the respective meanings specified below, unless the context otherwise requires:

            7% Senior Note Indenture means that certain Indenture, dated as of December 28, 1993, between Home Holdings, as issuer, and the Indenture Trustee, pursuant to which the 7% Senior Notes were issued, together with any amendments or supplements thereto.

            7% Senior Notes means the 7% Senior Notes, due 1998, of Home Holdings, issued and outstanding under the 7% Senior Note Indenture.

            7% Series A Senior Working Capital Notes means the 7% Series A Senior Working Capital Notes of Home Holdings, issued and outstanding under the Amended and Restated Standby Working Capital Agreement.

            7% Series B Senior Working Capital Notes means the 7% Series B Senior Working Capital Notes of Home Holdings, issued and outstanding under the Amended and Restated Standby Working Capital Agreement.

            7 7/8% Senior Note Indenture means that certain Indenture, dated as of December 28, 1993, between Home Holdings, as issuer, and the Indenture Trustee, pursuant to which the 7 7/8% Senior Notes were issued, together with any amendments or supplements thereto.

            7 7/8% Senior Notes means the 7 7/8% Senior Notes, due 2003, of Home Holdings, issued and outstanding under the 7 7/8% Senior Note Indenture.

            7 7/8% Senior Sinking Fund Note Indenture means that certain Indenture, dated as of August 22, 1995, between Home Holdings, as issuer, and the Indenture Trustee, pursuant to which the 7 7/8% Senior Sinking Fund Notes were issued, together with any amendments or supplements thereto.

            7 7/8% Senior Sinking Fund Notes means the 7 7/8% Senior Sinking Fund Notes, due 2003, of Home Holdings, issued and outstanding under the 7 7/8% Senior Sinking Fund Note Indenture.

            12% Senior Subordinated Note Agreement means that certain Amended and Restated Note Purchase Agreement, dated as of April 26, 1995, between Home Holdings and ZCI Investments Limited.

            12% Senior Subordinated Notes means the 12% Senior Subordinated Notes, due 2004, of Home Holdings, issued and outstanding under the 12% Senior Subordinated Note Agreement.

            12% Senior Subordinated Working Capital Notes means the 12% Senior Subordinated Working Capital Notes, due 2004, of Home Holdings, issued and outstanding under the Amended and Restated Standby Working Capital Agreement.

            Acquisition Agreement means the Stock Purchase Agreement, to be dated on or before the Effective Date, between the Debtor and Home Insurance Holdings, LLC, which shall be substantially in the form contained in the Plan Supplement.

            Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under section 503(b) and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estate of the Debtor, any actual and necessary costs and expenses of operating the business of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

            Affiliate means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against or Equity Interest in the Debtor which has been listed by the Debtor in its Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and with respect to which no contrary proof of claim or interest has been filed, (b) any Claim or Equity Interest Allowed under the Plan, (c) any Claim or Equity Interest which is not Disputed or (d) any Claim or Equity Interest the amount or existence of which, if Disputed, (i) has been determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court pursuant to the Plan or a final order of the Bankruptcy Court, or (ii) has been Allowed by final order; provided, however, that any Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder.

            AmBase Claim means any and all Claims which AmBase may have against the Debtor or Debtor-in-Possession other than the Disputed Section 7.4(c)(iii) Claim or as expressly provided in the release by AmBase to Home Holdings in the form annexed to the Plan as Exhibit I-1-A.

            AmBase Keepwell Agreement means that certain Keepwell Agreement to be entered into between Zurich Reinsurance Centre Holdings and Reorganized Home, which shall be in a form acceptable to AmBase and the parties thereto and contained in the Plan Supplement.

            Amended and Restated Standby Working Capital Agreement means that certain Amended and Restated Standby

Working Capital Agreement, dated as of April 26, 1995, between Home Holdings and ZCI Investments Limited.

            Amended Home Bylaws means the amended and restated Bylaws of Reorganized Home, which shall be substantially in the form contained in the Plan Supplement.

            Amended Home Certificate of Incorporation means the amended and restated Certificate of Incorporation of Reorganized Home, which shall be substantially in the form contained in the Plan Supplement.

            Ballot means the form distributed to each holder of an impaired Claim (other than to holders of impaired Claims deemed to have rejected the Plan) upon which is to be indicated acceptance or rejection of the Plan.

            Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

            Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court, as the context may require.

            Cash means legal tender of the United States of America and equivalents thereof.

            Chapter 11 Case means the case under Chapter 11 of the Bankruptcy Code commenced by the Debtor, styled In re Home Holdings Inc., Chapter 11 Case No. 98 B 40319 (JHG).

            Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

            Class 4 Keepwell Agreement means that certain Keepwell Agreement to be entered into between a member of the Zurich Group and Reorganized Home, which shall be substantially in the form of Exhibit G contained in the Plan Supplement.

            Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

            Convenience Claim means any General Unsecured Claim in the amount of $2,000 or less and any General Unsecured Claim that is reduced to $2,000 by the election of the holder thereof on such holder's Ballot.

            Debtor-in-Possession means the Debtor in its capacity as debtor in possession in the Chapter 11 Case pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

            Disputed means, with reference to any Claim or Equity Interest (other than the Disputed Section 7.4(c)(iii) Claim), (a) any Claim or Equity Interest proof of which was timely and properly filed and which either (i) has been or hereafter is listed on the Schedules as unliquidated, disputed, or contingent (and in such cases or, in the case of an Administrative Expense Claim, any Administrative Expense Claim, Claim, or Equity Interest which is disputed under the Plan) or (ii) as to which the Debtor or, if not prohibited by the Plan, any other party in interest has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, or (b) any Claim or Equity Interest proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim or interest was not timely or properly filed.

            Disputed Section 7.4(c)(iii) Claim means any contractual, legal, or equitable claim by AmBase against Home Holdings arising under or based upon
Section 7.4(c)(iii) of the Stock Purchase Agreement.

            Earn Out Notes means, collectively, the Earn Out Notes Series I, Earn Out Notes Series II, and Earn Out Notes Series III.

            Earn Out Notes Series I means the Earn Out Notes Series I authorized and to be issued pursuant to the Plan on the terms and subject to the conditions described in Exhibit A to the Plan, and which shall be substantially in the form contained in the Plan Supplement.

            Earn Out Notes Series II means the Earn Out Notes Series II authorized and to be issued pursuant to the Plan on the terms and subject to the conditions described in Exhibit B to the Plan, and which shall be substantially in the form contained in the Plan Supplement.

            Earn Out Notes Series III means the Earn Out Notes Series III authorized and to be issued pursuant to the Plan on the terms and subject to the conditions described in Exhibit C to the Plan, and which shall be substantially in the form contained in the Plan Supplement.

            Effective Date means the first Business Day on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

            Equity Interest means any share of preferred stock or common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest.

            General Unsecured Claim means any Unsecured Claim other than a Convenience Claim, a Senior Note Claim, a Senior Working Capital Note Claim, a Senior Subordinated Note Claim, a Junior Note Claim, the Home Insurance Claim, or AmBase's Claims.

            Home Insurance Claim means any and all claims which Home Insurance may have against the Debtor or Debtor-in-Possession arising out of that certain Consolidated Group Tax Agreement, dated February 13, 1991, between Home Holdings and Home Insurance.

            Information and Tabulation Agent means MacKenzie Partners, Inc. having offices at 156 Fifth Avenue, New York, New York 10010.

            Initial Distribution Date means the Effective Date or as soon thereafter as is practicable.

            Junior Note Claim means a Claim of a Junior Noteholder arising under or as a result of the Junior Notes.

            Junior Noteholder means a holder of Junior Notes.

            Junior Notes means the 8% Junior Subordinated Notes, due 2004, of Home Holdings, issued and outstanding under the Junior Subordinated Note Agreement.

            Junior Subordinated Note Agreement means that certain Amended and Restated Note Exchange Agreement, dated as of April 26, 1995, between Trygg-Hansa and Home Holdings.

            Membership Units means the membership units in Home Insurance Holdings, LLC.

            New Common Stock means the common stock of Reorganized Home authorized and to be issued pursuant to the Plan, having a par value of $.01 per share and such rights with respect to dividends, liquidation, voting, and other matters as are provided for by applicable nonbankruptcy law or in the Amended Home Certificate of Incorporation and the Amended Home Bylaws.

            New Notes means the Senior Notes due 2005 authorized and to be issued pursuant to the Plan on the terms and subject to the conditions described in Exhibit D to the Plan, and which shall be substantially in the form contained in the Plan Supplement.

            New Note Tender Offer Undertaking means the undertaking by Zurich Reinsurance Centre Holdings, Inc. to purchase all of the New Notes on the terms and conditions contained therein, a copy of which is annexed to the Plan as Exhibit E.

            Other Priority Claim means any Claim, other than an Administrative Expense Claim and a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

            Pension Plan Agreement means the agreement among the Pension Benefit Guaranty Corporation, Zurich, Home Insurance, and Home Holdings under which, as of the date of the consummation of the Acquisition Agreement, Zurich will assume the Home Insurance Company Retirement Plan and its related trust and become the sole sponsor thereof for the purposes of Title IV of the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code.

            Person means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.

            Plan Supplement means the forms of documents specified in Section
12.17 of the Plan.

            Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

            Reorganized Home means Home Holdings, or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

            Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

            Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

            Senior Note Claim means a Claim of a Senior Noteholder arising under the Senior Notes.

            Senior Noteholder means a holder of one or more 7% Senior Notes, 7 7/8% Senior Sinking Fund Notes, or 7 7/8% Senior Notes.

            Senior Notes means, collectively, the 7% Senior Notes, 7 7/8% Senior Sinking Fund Notes, and 7 7/8% Senior Notes.

            Senior Subordinated Note Claim means a Claim of a Senior Subordinated Noteholder arising under or as a result of the Senior Subordinated Notes.

            Senior Subordinated Noteholder means a holder of one or more 12% Senior Subordinated Notes or 12% Senior Subordinated Working Capital Notes.

            Senior Subordinated Notes means, collectively, the 12% Senior Subordinated Notes and the 12% Senior Subordinated Working Capital Notes.

            Senior Working Capital Note Claim means a Claim of a Senior Working Capital Noteholder arising under the Senior Working Capital Notes.

            Senior Working Capital Noteholder means a holder of one or more 7% Series A Senior Working Capital Notes or 7% Series B Senior Working Capital Notes.

            Senior Working Capital Notes means, collectively, the 7% Series A Senior Working Capital Notes and 7% Series B Senior Working Capital Notes.

            Subordination Related Rights means all claims of the Senior Noteholders, Senior Working Capital Noteholders, Senior Subordinated Noteholders, and Junior Noteholders against the Debtor and all rights and claims between and among the Senior Noteholders, Senior Working Capital Noteholders, Senior Subordinated Noteholders, and Junior Noteholders relating in any manner whatsoever to claimed subordination rights, rights to post-petition and default interest, or similar rights, if any.

            Trygg-Hansa means Trygg-Hansa AB.

            Trygg-Hansa Group means Trygg-Hansa and each of its Affiliates.

            Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, or Other Priority Claim.

            Zurich means Zurich Insurance Company.

            Zurich Group means Zurich and each of its Affiliates, including, without limitation, Risk Enterprise Management Limited.

In re Home Holdings Inc., Chapter 11 Case No. 98 B 40319 (JHG)

                                    EXHIBIT A
                                       TO
                               CONFIRMATION ORDER

The following agreements are being assumed by Home Holdings:

1. Services Agreement, dated as of June 12, 1995, among Risk Enterprise Management Limited ("REM"), U.S. International Reinsurance, The Home Insurance Company ("Home Insurance"), and Home Holdings Inc. Both REM and Home Insurance were represented by counsel at the Confirmation Hearing.

2. Consolidated Group Tax Agreement, dated as of February 13, 1991, between Maiden Lane Realty (a wholly owned subsidiary of Home Holdings) and Home Holdings Inc.

3. Consolidated Group Tax Agreement, dated as of February 13, 1991, between Home Insurance (prior to the Effective Date, a wholly owned subsidiary of Home Holdings) and Home Holdings Inc. Home Insurance was represented by counsel at the Confirmation Hearing.

4. Consolidated Group Tax Agreement, dated as of February 13, 1991, between Home Group Funding Corporation (a wholly owned subsidiary of Home Holdings) and Home Holdings Inc.

5. Consolidated Group Tax Agreement, dated as of February 13, 1991, between Home Group Financial Services, Inc. (a wholly owned subsidiary of Home Holdings) and Home Holdings Inc.

6. Director and Officer Liability Insurance Policy*, dated as of July 1, 1997, among Executive Risk Specialty Insurance Company, Reliance Insurance Co., Underwriters at Lloyds, Liberty Mutual Insurance Company, Zurich Insurance Company ("Zurich"), Gulf Insurance Company, XL Insurance Company, Ltd., Federal Insurance Company, and Mount Hawley Insurance Company. Zurich was represented by counsel at the Confirmation Hearing.

--------

      *     To the extent such policy is considered an executory contract.

In re Home Holdings Inc., Chapter 11 Case No. 98 B 40319 (JHG)

                                    EXHIBIT B
                                       TO
                               CONFIRMATION ORDER

Parties to documents listed on Exhibit G to the Plan or attached as an exhibit to the Plan or Disclosure Statement or contained in the Plan Supplement are as follows:

Zurich Reinsurance Centre Holdings, Inc.
Pension Benefit Guaranty Corporation
Zurich Insurance Company
Trygg-Hansa Holding B.V.
Zurich Centre Investments Limited
Centre Reinsurance (Bermuda) Limited
Insurance Partners Advisors, L.P.
Trygg-Hansa Forsakrings AB
ZCI Investments Limited
Home Insurance Holdings, LLC

In re Home Holdings Inc., Chapter 11 Case No. 98 B 40319 (JHG)

                                    EXHIBIT C
                                       TO
                               CONFIRMATION ORDER

                               Notice of Entry of
                               Confirmation Order

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

 - - - - - - - - - - - x
         In re           :
                         :
HOME HOLDINGS INC.,      :  Chapter 11
                         :  Case No. 98 B 40319 (JHG)
             Debtor.     :
 - - - - - - - - - - - x

     NOTICE OF ENTRY OF ORDER CONFIRMING REVISED THIRD AMENDED AND RESTATED
                  PLAN OF REORGANIZATION OF HOME HOLDINGS INC.

TO ALL CREDITORS AND EQUITY SECURITY HOLDERS OF HOME HOLDINGS INC. AND OTHER PARTIES IN INTEREST:

      PLEASE TAKE NOTICE that on June 9, 1998 (the "Confirmation Date"), the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Revised Third Amended And Restated Plan Of Reorga nization Of Home Holdings Inc. ("Home Holdings"), dated June 3, 1998 (the "Plan") (unless otherwise defined, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan).

      PLEASE TAKE FURTHER NOTICE that pursuant to 11 U.S.C. ss. 1141(a), the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall bind
(i) Home Holdings, (ii) all holders of Claims against and Interests in Home Holdings, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan or received or retained any property under the Plan, (iii) each person or entity issuing securities or acquiring property under the Plan, (iv) any other party in interest, (v) any person or entity appearing in this Chapter 11 case, and (vi) each of the foregoing's heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

      PLEASE TAKE FURTHER NOTICE that pursuant to the Plan, all executory contracts and unexpired leases of Home Holdings are deemed assumed except any executory contract and unexpired lease which is set forth on Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases) which are included in the Plan Supplement filed with the Bankruptcy Court on April 19, 1998. If the rejection of executory contracts pursuant to the Plan results in a Claim which is not already evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against Home Holdings, Reorganized Home, or the properties of any of them unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to Home Holdings at the address listed below, and Anderson Kill & Olick, P.C., 1251 Avenue of the Americas, New York, New York 10020, Att'n: Anthony Princi, Esq., counsel to the Official Committee of Unsecured Creditors of Home Holdings, within thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to
Schedule 6.1(a)(x) or 6.1(a)(y).

      PLEASE TAKE FURTHER NOTICE that any party in interest wishing to obtain copies of the Confirmation Order may request such copies at his or her own expense by contacting Giorgio Bovenzi, Esq. at Skadden Arps, Slate, Meagher & Flom LLP, (212) 735-2591. Copies of the Confirmation Order may also be reviewed during regular business hours at the office of the clerk of the Bankruptcy Court or by accessing the Bankruptcy Court's web site at www.nysb.uscourts.gov.

Dated:  New York, New York                      BY ORDER OF THE BANKRUPTCY COURT
       June 9, 1998

                                                /s/ Jeffry H. Gallet
                                                --------------------------------
                                                United States Bankruptcy Judge
                                                United States Bankruptcy Court
                                                Southern District of New York
                                                Alexander Hamilton Custom House
                                                One Bowling Green, Room 528
                                                New York, New York 10007

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for Home Holdings Inc.
Debtor and Debtor-in-Possession
919 Third Avenue
New York, New York 10022-3897
(212) 735-3000
Kayalyn A. Marafioti (KM 9362)
Stephanie R. Schwartz (SS 3000)


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